As filed with the Securities and Exchange Commission on August 19, 2019
REGISTRATION NO. 333 –

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Inhibrx, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	82-4257312 (I.R.S. Employer Identification No.)
11025 N. Torrey Pines Road, Suite 200
La Jolla, CA 92037
(Address, Including Zip Code, of Principal Executive Offices)
Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan
(Full Title of the Plan)
Mark Lappe
Chief Executive Officer
Inhibrx, Inc.
11025 N. Torrey Pines Road, Suite 200
La Jolla, CA 92037
(858) 795-4220
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)
Copies to:
Jeremy Glaser
Megan Gates
Melanie Ruthrauff Levy
Mintz, Levin, Cohn, Ferris, Glovsky &
Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, CA 92130
(858) 314-1500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	3,000,000 shares(1)	(2)	$37,105,711(2)	$4,817(2)

(1)
The number of shares of common stock, par value $0.0001 per share, or Common Stock, stated above consists of the aggregate number of shares which may be sold upon the exercise of options or the issuance of stock-based awards which have been granted and/or may hereafter be granted under the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan, or the Plan. The maximum number of shares which may be sold pursuant to the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the average weighted-exercise price of such options; and (ii) in the case of shares of Common Stock for which options and stock-based awards have not yet been granted and the purchase price of which is therefore unknown, the fee is calculated based upon the initial public offering price of the registrant’s common stock set forth on the cover page of the registrant’s prospectus dated August 18, 2020 relating to its initial public offering, or the Prospectus. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Plan	2,304,194	$10.97	(2)(i)	$25,277,009
Shares reserved for future grant under the Plan	695,806	$17.00	(2)(ii)	$11,828,702
Proposed Maximum Aggregate Offering Price				$37,105,711
Registration Fee				$4,817

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan covered by this registration statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The Securities and Exchange Commission, or the Commission, allows the Registrant to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a)
The Registrant’s Prospectus dated August 18, 2020, filed with the Commission on August 19, 2020, pursuant to Rule 424(b) of the Securities Act in connection with the Registrant’s registration statement on Form S-1 (No. 333-240135) which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b)
The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-39452) filed with the Commission on August 14, 2020, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
The validity of the issuance of the shares of Common Stock registered under this registration statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., or Mintz, and attorneys at Mintz beneficially own shares of our common stock and shares of the Company’s Series Mezzanine 2 Preferred Stock, representing approximately 0.03% of the Company’s outstanding common stock on a fully diluted basis (without assuming conversion of the 2019 Note and 2020 Notes, each as defined in the Prospectus) as of July 31, 2020 and 0.03% of the Company’s outstanding common stock on a fully diluted basis (without assuming conversion of the 2019 Note and the 2020 Notes) as of July 31, 2020, respectively.
Item 6.  Indemnification of Directors and Officers.
Incorporated by reference from the Registrant’s Registration Statement on Form S-1, No. 333-240135.

Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description	Filed Herewith	Form	Incorporated By Reference File No.	Date Filed
4.1	Form of Common Stock Certificate of the Registrant.		S-1	333-231907	6/3/2019
4.2	Fourth Amended and Restated Certificate of Incorporation of the Registrant		S-1	333-240135	7/28/2020
4.3	Amended and Restated Bylaws of the Registrant		S-1	333-231907	6/3/2019
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
23.1	Consent of BDO USA, LLP.	X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).	X
24.1	Power of Attorney to file future amendments (included on the signature page hereto).	X
99.1	Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (to be effective upon completion of this offering).		S‑1/A	333-240135	8/12/2020
Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California on August 19, 2020.

INHIBRX, INC.
By:	/s/ Mark P. Lappe
Name: Mark P. Lappe Title: Chief Executive Officer and Chairman
SIGNATURES AND POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Mark P. Lappe as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Inhibrx, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or any substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark P. Lappe	Chief Executive Officer and Chairman (principal executive officer)	August 19, 2020
Mark P. Lappe

/s/ Kelly D. Deck, C.P.A.	Chief Financial Officer (principal financial officer and principal accounting officer)	August 19, 2020
Kelly D. Deck, C.P.A.

/s/ Brendan P. Eckelman, Ph.D.	Director	August 19, 2020
Brendan P. Eckelman, Ph.D.

/s/ Jon Faiz Kayyem, Ph.D.	Director	August 19, 2020
Jon Faiz Kayyem, Ph.D.

/s/ Douglas G. Forsyth	Director	August 19, 2020
Douglas G. Forsyth

/s/ Kimberly Manhard	Director	August 19, 2020
Kimberly Manhard

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